                        EMPLOYMENT AGREEMENT (AUSTRALIA)

     THIS EMPLOYMENT AGREEMENT ("Agreement") by and between Lineo, Inc., a Delaware corporation (the "Company"), and Robert B. Waldie ("Employee") is dated and entered into as of this 10th day of May 2000.

                                    RECITALS

     A. The Company desires to employ and ensure itself of the continued services of Employee.

     B. Employee is willing to render services to the Company in accordance with and subject to the terms and conditions of this Agreement.

     ACCORDINGLY, the parties hereby agree as follows:

                                    AGREEMENT

     1. EMPLOYMENT. The Company will employ Employee and Employee, upon accepting such employment, agrees to perform and discharge his duties hereunder diligently, faithfully, and in accordance with the highest professional standards. Employee will have the authority as may be granted from time to time by the President of the Company. Employee may be reassigned from his initial position or required to perform such duties as the Company in its sole discretion may request.

     2. DEVOTION OF TIME AND ENERGY. Employee will devote his entire working time, ability, effort, and attention to the affairs of the Company and will skillfully serve its interests during the term of this Agreement; provided, however, that the foregoing shall not prevent Employee from serving as a member of the board of directors of a corporation if the Company determines that such membership is not adverse to the interests of the Company.

     3. DUTY OF LOYALTY. During Employee's engagement with the Company, Employee will bring to the Company any bona fide corporate opportunity of which Employee becomes aware that relates to the Company's current or potential business.

     4. COMPENSATION. During the term of this Agreement, the Company agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

          4.1 BASE SALARY. Employee's compensation shall consist of an annual base salary in an amount equivalent to one hundred and twenty thousand United States dollars ($120,000) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other employees of the Company are paid. The Company shall determine increases, if any, in the amount of the annual base salary in future years. In addition to base salary, the Company will make the minimum level of statutory superannuation contributions to a fund agreed to by the parties.

          4.2 BENEFITS. The Company also agrees to provide Employee with benefits pursuant to Company policy and practice for its employees and their dependents, which shall, at minimum, include employee benefits required by Australian law. Details about these benefits will be provided to Employee. Your annual leave and long-service leave will be granted in accordance with Queensland law. For purposes of calculating such leave, your prior service with Moreton Bay Pty. Ltd. will be regarded as service with the Company. A minimum of five days of sick leave per year may be granted on provision of medical evidence.

          4.3 BONUS. The Company may, but has no obligation to, also award Employee discretionary compensation or bonuses ("Additional Compensation"). The amount of any Additional Compensation, if any, and the criteria for determining the amount of the Additional Compensation, if any, shall be at the sole discretion of the Company.

          4.4 STOCK OPTIONS. The Company shall grant Employee the option to purchase 25,000 shares of Common Stock on the effective date of this Agreement. Such stock options will be Non-Qualified Stock Options. The option price will be three United States dollars ($3.00). Employee's rights with respect to the Stock Options shall be governed by and construed in accordance with Lineo, Inc.'s, 1999 Stock Option Plan. The value of any stock options will not be included in any service-related entitlements or termination payments.

     5. TERM. The period of employment under this agreement shall be deemed to have commenced as of the 5th day of May 2000, and shall continue for a period of 24 full calendar months thereafter, unless or until it ceases or is terminated sooner as provided in Section 6 ("Termination").

     6. TERMINATION. Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Sections 7, 8, and 9 hereof shall survive the termination of this Agreement and the termination of Employee's employment hereunder:

          6.1 UPON NOTICE. Employee may terminate his employment at any time during the term of employment by mailing or delivering written notice not less than three (3) months prior to the date when termination is to become effective. Employer may terminate the employment of Employee at any time during the term of employment by mailing or delivering written notice not less than six (6) months prior to the date when termination is to become effective. During either such period, the Company will not be obligated to provide any work for Employee, or to assign to or vest in Employee any powers, duties, or functions, and may in its discretion suspend Employee on full salary and other contractual benefits. During such period, the Company may also require Employee:

               6.1.1 not to enter any premises of the Company or any subsidiary, division, or affiliated company; and

               6.1.2 to abstain from contacting any customers, clients, employees, or suppliers of the Company or any subsidiary, division, or affiliated company.

Employee shall not be employed by or provide services to any third party during the period for which he is suspended with compensation pursuant to this clause.

          6.2 AUTOMATIC TERMINATION. This Agreement and Employee's employment hereunder shall terminate automatically upon the death or total disability of Employee. The term "total disability" as used herein shall mean Employee's inability to perform, with or without reasonable accommodation, substantially all of the duties required of him as set forth in Section 1 hereof as a result of physical or mental illness, loss of legal capacity, or any other cause beyond Employee's control, and such inability shall continue for a period or periods aggregating 120 calendar days in any 12-month period. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee's death occurs or (b) immediately upon a determination by the Company of Employee's total disability, as defined herein. Employee will not be entitled to compensation beyond the effective date of termination under Section 6.2.

          6.3 FOR SERIOUS AND WILLFUL MISCONDUCT. The Company may terminate Employee's employment at any time without notice for serious and willful misconduct by Employee. In such event, Employee will be entitled to salary and other contractual benefits through the last day of employment.

     7. CONFIDENTIALITY.

          7.1 CONFIDENTIAL INFORMATION. Employee recognizes that the Company now possesses or will possess information of a confidential or secret nature that has commercial value in the business in which the Company is engaged (hereinafter referred to as "Confidential Information"). Confidential Information for this purpose is information that Employee obtains during and in the course of his employment, including, but not limited to, trade secrets, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing plans, product plans, strategies, forecasts, and customer lists, whether belonging to the Company or to any of its customers or suppliers (including, but not limited to, customers or suppliers on whom Employee called or with whom he became acquainted during employment with the Company). Employee understands that his employment with the Company creates a relationship of trust and confidence between him and the Company with respect to the Confidential Information that he may learn or develop during the period of his employment with the Company.

          7.2 OBLIGATION NOT TO DISCLOSE. At all times, both during and after the termination of Employee's employment with the Company, Employee agrees to keep in strict confidence all Confidential Information and not to use or disclose any Confidential Information or anything relating to it in whole or in part, nor permit others to use or disclose it in any way, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Employee's duties under this Agreement.

          7.3 THIRD PARTY INFORMATION. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain confidentiality of such information and to use it only for limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation, or to use it except as necessary in carrying out his work for the Company in a manner consistent with the Company's agreement with the third party.

          7.4 RETURN OF MATERIALS. Upon termination of employment with the Company, or at any other time at the Company's request, Employee agrees to promptly deliver to the Company all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulas, computer programs or files, memoranda, customer lists, and all other materials, and all copies thereof, relating in any way to the Company's business and in any way obtained by Employee during the period of employment with the Company, that are in Employee's possession or control. Employee further agrees not to make or retain any copies of any of the foregoing and will so represent to the Company upon termination of employment.

          7.5 REVERSE ENGINEERING. Employee agrees that Employee will not engage, nor cause any other person, firm, corporation or other entity to engage, in the reproduction of Confidential Information through the techniques of "reverse engineering," as described in Title 17, United States Code, Section 906, as such statute may be amended from time to time.

     8. COVENANT NOT TO COMPETE/NONSOLICITATION.

          8.1 COVENANT. Employee agrees not to directly or indirectly compete (as defined in Section 8.2, below) with the Company in the noncompetition area (as defined in Section 8.3, below) during the term of employment with the Company (which includes any period of suspension with compensation during the applicable notice period under Section 6.1 herein) and, (a) if the Company terminates Employee's employment pursuant to Section 6.1, for six (6) months from the date of notice or (b) if the Company terminates Employee's employment pursuant to Section 6.3 or Employee terminates his employment for any reason, until the later of two (2) years from the effective date of this Agreement or six (6) months from the date of termination of employment. The applicable noncompetition period will be tolled during the period of any breach of the covenants herein.

          8.2 DIRECT AND INDIRECT COMPETITION. Employee agrees that the phrase "directly or indirectly compete" shall include:

               8.2.1 owning, managing, operating, or controlling, or participating in the ownership, management, operation, or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner, or otherwise, any business (other than the Company's) that is involved in the development, marketing, and/or sale of Linux-based embedded software components and applications (including, but not limited to, traditional embedded devices, handheld devices, personal digital assistants, thin clients, and thin servers), provided, however, that this prohibition shall not apply to the ownership of less than five percent (5%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market;

               8.2.2 soliciting, causing to be solicited, contracting with, or otherwise engaging in business with any person or business entity, whom or which at the time is a current client of the Company, and whom or which is known to Employee and with whom or which Employee has dealt, directly or indirectly, in the 12 months prior to the termination of employment, for the purpose of the development, marketing, and/or sale of Linux-based embedded software components or applications;

               8.2.3 soliciting, persuading, inducing, or otherwise causing employees of the Company to leave the Company's employ; or

               8.2.4 while an employee of the Company, soliciting or engaging in any employment or other activity that is the same or similar to any business in which the Company is now, or has plans to become, engaged.

          8.3 NONCOMPETITION AREA. Employee agrees that the phrase "noncompetition area" means any national market in which the Company, within twelve (12) months prior to the commencement of any direct or indirect competitive action(s) by Employee, (a) has developed, marketed, or sold Linux-based embedded software components or applications, or (b) has made material commitments to do so.

          8.4 JUDICIAL MODIFICATIONS OF SCOPE OF COVENANT. In the event that a court of competent jurisdiction determines that the restrictions in this Section 8 are unenforceable due to the duration of the noncompetition period, it is the intent of the parties that the court reduce the duration of the noncompetition period to the longer of twelve (12) months from the effective date of this Agreement or six (6) months from the date of termination of employment; or, if that duration is still unenforceable, to six (6) months from the date of termination of employment. If the court determines that the restrictions of this
Section 8 are unenforceable due to the geographic scope of the noncompetition area, it is the intent of the parties that the court reduce the geographic scope to Australia or, if that geographic scope is still unenforceable, to the states of Queensland and New South Wales.

     9. INVENTIONS.

          9.1 DISCLOSURE OF INVENTIONS. If Employee conceives, learns, makes, or first reduces to practice either alone or jointly with others, any inventions, improvements, original works or authorship, formulas, processes, computer programs, techniques, know-how, or data (hereinafter referred to as "Inventions") relating to the business and/or technology of the Company while employed by the Company, Employee will promptly disclose such Inventions to the Company or to any person designated by it.

          9.2 MAINTENANCE OF RECORDS. Employee agrees to keep, maintain, and ensure proper and secure storage of adequate and current written records of all Inventions made by Employee (alone or jointly with others) during the term employment. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. Employee agrees not to remove such records from the Company's place of business except as expressly permitted by Company policy, which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business.

          9.3 OWNERSHIP, ASSIGNMENT, ASSISTANCE, AND POWER OF ATTORNEY. All Inventions that are related to or useful in the Company's business or in the research and development of the Company's business and that result from work performed by Employee for the Company during the period of employment shall be the sole and exclusive property of the

Company, and the Company shall have the right to use and to apply for patents, copyrights, or other statutory or common law protections for such Inventions in any country. Employee hereby assigns to the Company any rights that he has acquired or may acquire in such Inventions. Furthermore, Employee will assist the Company in every proper way at the Company's expense to obtain patents, copyrights, and other statutory or common law protections for such Inventions in any country and to enforce such rights from time to time. Specifically, Employee will execute all documents as the Company may use in applying for, obtaining, or enforcing such patents, copyrights, and other statutory or common law protections, together with any assignments thereof to the Company or to any person designated by the Company. Employee's obligations under this paragraph shall continue beyond the termination of employment with the Company in regards to Inventions resulting from work performed by Employee for the Company during employment with the Company. The Company shall compensate Employee at a reasonable rate after such termination for time spent at the Company's request in rendering such assistance. In the event the Company is unable for any reason whatsoever to secure Employee's signature to any lawful document required to apply for or to enforce any patent, copyright, or other statutory or common law protections for such Inventions, Employee hereby irrevocably and severally designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents. Employee agrees that such documents or such acts shall have the same legal force and effect as if he executed such documents or he did such acts.

          9.4 WORKS MADE FOR HIRE. Employee acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of his employment and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. Section 101). To the extent that any original works of authorship created by Employee for the Company and in furtherance of his employment by the Company would be deemed not to be "works made for hire" unless specially ordered or commissioned, Employee and the Company hereby mutually agree that such works are specially ordered or commissioned. To the extent that such works are not deemed to be "works made for hire" as that term is defined in the Copyright Act because, for example, Employee is deemed to be an independent contractor and/or such works do not fall within the category of works that are commissionable as "works made for hire," Employee hereby assigns to the Company, as author, all of Employee's right, title, and interest in the Copyright to such works.

          9.5 NOTICE OF EMPLOYEE RIGHT TO INVENTIONS. This Agreement does not apply to an invention if no equipment, supplies, facilities, or trade secret information of the Company was used, and the invention was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) results from any work that Employee has performed for the Company.

          9.6 EXCLUSION OF PRIOR INVENTIONS. Employee has identified on Exhibit A attached hereto a complete list of all Inventions that he has conceived, learned, made, or first reduced to practice, either alone or jointly with others, prior to employment with the Company and that Employee desires to exclude from the operation of this Agreement. If no Inventions are listed on this Exhibit A, Employee represents that he has made no such Inventions at the time of signing this Agreement.

     10. NOTIFICATION TO OTHER PARTIES. In the event that Employee leaves the employ of the Company, he hereby consents to notification by the Company to Employee's new employer or parties with whom Employee has a consulting relationship about Employee's rights and obligations under Sections 7, 8, and 9 of this Agreement.

     11. CONFLICTS.

          11.1 PRIOR AGREEMENTS OR DUTIES. Employee represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his work as an employee of the Company does not breach any oral or written agreement that Employee has made, or violate a duty, to keep in confidence proprietary or trade secret information acquired by him prior to employment with the Company. Attached as Exhibit B to this Agreement are copies of any such written agreements and descriptions of any such oral agreements.

          11.2 MATERIALS OR CONFIDENTIAL INFORMATION OF PRIOR EMPLOYERS. Employee represents that he has not used, nor will he use, in the performance of his duties for the Company, any materials or documents, or confidential or trade secret information, of a former employer that are not generally available to the public, unless Employee has first obtained written authorization from the former employer allowing their possession and/or use and has delivered a copy of such written authorization to the Company before using such materials or documents, or confidential or trade secret information, in connection with the performance of Employee's duties for the Company.

          11.3 OTHER AGREEMENTS. While employed by the Company, Employee will not enter into any oral or written agreement that conflicts with his obligations under this Agreement or with the performance of his work as an employee of the Company.

     12. REMEDIES.

          12.1 INJUNCTIVE RELIEF. Employee acknowledges that any violation by him of this Agreement may cause the Company irreparable injury that may not be adequately compensated by money damages. Therefore, Employee agrees that the Company will be entitled, in addition to any remedies it may have under this Agreement or at law, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by Employee. Employee consents to venue and jurisdiction in the State of Utah, as well as in any jurisdiction in which the Employee regularly performs his duties under this Agreement, in any action brought by the Company to obtain such relief, and agrees that no bond will be required.

          12.2 SEVERABILITY. If any provision (or subpart) of this Agreement shall be held invalid, illegal, or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope, or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions (or subparts) hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

          12.3 SURVIVAL OF REMEDIES. Employee agrees that his covenants and agreements made in and the requirements imposed on him by Sections 7, 8, and 9 and this Section 12 will be construed as an agreement independent of any of the provisions of this Agreement as set forth in the respective provisions. The existence of any claim or cause of action of Employee against the Company or any of its affiliates, irrespective of whether predicated on the terms of this Agreement, will not constitute a defense to the enforcement of the covenants and agreements of Employee contained in Sections 7, 8, or 9 or the requirements imposed on him by this Section 12.

          12.4 ATTORNEYS' FEES. If any breach of or default under this Agreement results in litigation, the substantially prevailing party shall be entitled to costs, expenses, and reasonable attorneys' fees.

          12.5 ARMS' LENGTH AGREEMENT. The provisions of this Agreement have been negotiated by both parties at arms' length. Employee acknowledges that he has carefully read and reviewed the provisions of this final Agreement, including the provisions contained in Sections 7, 8, and 9 and this Section 12, has had an opportunity to discuss the meaning and effect of these provisions with counsel, and agrees that they are reasonable.

     13. GENERAL PROVISIONS.

          13.1 GOVERNING LAW. It is the parties' intent, to the extent that such intent is enforceable under the choice-of-law rules of a court of competent jurisdiction, that this Agreement shall in all respects, including all matters of construction, validity, and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Utah.

          13.2 ASSIGNMENT. This Agreement is personal to Employee and shall not be assignable by Employee. The Company may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation, or other reorganization to which the Company is a party or (b) any corporation, partnership, association, or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

          13.3 WAIVERS. No delay or failure by any party hereto in exercising, protecting, or enforcing any of its rights, titles, interests, or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest, or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

          13.4 AMENDMENTS IN WRITING. No amendment, modification, or waiver of this Agreement will be binding or effective unless agreed by both parties. It may not be changed orally but only by an Agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. The course of dealing between the parties will not be deemed to affect, modify, amend, or discharge any provision or term of this Agreement.

          13.5 ENTIRE AGREEMENT. This Agreement on and as of the date hereof constitutes the entire agreement between the Company and Employee with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Employee with respect to such subject matter are hereby superseded and nullified in their entireties.

          13.6 HEADINGS. All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

          13.7 NOTICE. All notices permitted or required hereunder shall be in writing and shall be delivered in person, sent by email, sent by electronic facsimile (fax), or mailed by certified or registered mail, postage prepaid and return receipt requested, and addressed as set forth immediately following the signature blocks in this Agreement. Either party may change the address of notice by giving proper notice to the other party according to the terms of this section. If notice is given in person, email, or by fax, it shall be effective upon confirmed receipt; and if notice is given by mail, it shall be effective three business days after deposit in the mail.

     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.


LINEO, INC.                            EMPLOYEE



By
  --------------------------------     -----------------------------------------
Type Name:                             Robert B. Waldie:
Title:
Address:                               Address:



Facsimile:                             Facsimile:

Email:                                 Email:

                                    EXHIBIT A


                                PRIOR INVENTIONS

                                    EXHIBIT B


                                PRIOR AGREEMENTS


                                       11